Exhibit 99.1

MATERIAL SCIENCES CORPORATION

REPORTS SECOND QUARTER RESULTS

ELK GROVE VILLAGE, IL, OCTOBER 8, 2004—Material Sciences Corporation (NYSE:MSC), a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications, today reported results for the second quarter and first half of fiscal 2005, which ended August 31, 2004.

Improved Second Quarter Results

Net sales for the second quarter of fiscal 2005 were $62.6 million, up 12.0 percent compared with sales of $55.9 million for the same period a year ago.

Gross profit in the second quarter increased to $13.2 million, or 21.1 percent of sales, from $8.3 million, or 14.9 percent of sales, at this time last year.

Net income from continuing operations for the three months was $0.7 million, or 5 cents per diluted share, compared with net income of $0.3 million, or 2 cents per diluted share, last year. Net income in the second quarter included a previously announced pre-tax charge of $0.4 million associated with closing the company’s Middletown, Ohio coil coating facility. Last year’s second quarter included a pre-tax gain of $2.0 million for terminating certain retiree health care benefits.

“Second quarter performance was affected by the cost associated with closing our Middletown, Ohio coil coating facility, the rebalancing of inventory on the part of some of our customers and the continuing difficulty in obtaining steel in a timely manner,” said Ronald L. Stewart, president and chief executive officer. “This was more than offset by our year-over-year continuous improvement process and a shift to a more profitable product mix.”

For the first half of fiscal 2005, net sales were $133.1 million, up 15.5 percent from $115.3 million at this time last year. The net loss from continuing operations for the six months was $0.7 million, or 5 cents per diluted share, compared with a loss of $1.9 million, or 14 cents per diluted share, in the year-ago period. The year-to-date loss primarily was due to $4.2 million in expense related to the contractual prepayment penalty paid to the holders of the company’s privately placed senior notes issued in 1998. In addition, the company recorded total expenses of approximately $1.7 million associated with closing its Middletown, Ohio coil coating operation, and other corporate restructuring costs of $0.5 million.

Engineered Materials and Solutions Group (EMS)

Sales of electronic, acoustical/thermal and coated metal products in the second quarter were $62.2 million, up 11.3 percent from $55.9 million at this time last year. Sales for the first six months were $132.4 million, a 14.9 percent increase from $115.2 million last year.

Second quarter sales of electronic material-based solutions were $4.4 million, down 11.0 percent compared with $5.0 million in last year’s second quarter. The decline primarily resulted from lower shipments of NRGDamp™, the company’s vibration damping material used to manufacture hard disk drive covers. “As expected, our major customer continued rebalancing its inventory of aluminum-based hard disk drive covers in the second quarter,” said Stewart. Sales for the first six months were down 25.4 percent to $9.8 million primarily for the same reason.

“To meet the hard disk drive market’s need for a lower cost solution—and to address the issues involved with the fluctuations in price, availability and management of metal in the United States and Asia—we decided to change our business model for supplying this market,” Stewart explained. “Starting in the third quarter, we will begin supplying the hard disk drive market on a toll processing basis. This means that our customers will supply us with their own metal, which we will convert into NRGDamp. So, sales in this part of our business will no longer include a metal component, which will result in approximately a 60 percent decline over time in normalized revenue. There should be little if any change in the anticipated impact on this area’s overall contribution to the company, although MSC’s investment in working capital will decline.”

Sales of acoustical/thermal material-based solutions in the second quarter were $25.2 million, 47.9 percent higher than the $17.1 million in the year-ago period. This was due primarily to a significant increase in shipments of Quiet Steel® for automotive body panels, as well as higher sales of noise damping materials for original equipment and aftermarket disc brakes and engine components. Sales for the first six months were $53.8 million, up 63.8 percent from a year ago, essentially for the same reasons.

“As we expected, sales in the second quarter versus the first quarter were affected by automotive production schedule changes, due to model changeovers and rebalancing of inventory. With this now largely behind us, we expect third quarter sales to be above the second quarter and significantly above last year’s third quarter,” said Stewart.

The company also announced that the recently introduced new 2005 Jeep Grand Cherokee contains a Quiet Steel dash panel, rear wheel wells and oil pan, as well as front and rear disc brake noise dampers.

“Chrysler was one of the very early adopters of our noise and vibration damping technology,” Stewart explained. “The decision to significantly expand the use of these materials in its latest generation of Jeep vehicles bodes well for the many other new applications we currently have moving through our pipeline.”

In addition, the company announced that the all-new Buick LaCrosse and the 2005 Pontiac Grand Prix will feature Quiet Steel dash panels. Shipments will begin in the company’s third quarter.

Sales of coated metal in the second quarter were $32.5 million, down 3.8 percent compared with $33.8 million reported last year. Lower shipments of coil coated metal for the lighting, HVAC and automotive markets were partially offset by higher shipments to the building products and appliance markets. Sales for the first six months were $68.8 million compared with $69.2 million for the same period last year. The closing of Middletown resulted in a decline of approximately $3.3 million in second quarter sales.

“Production and sales were affected by the pricing and availability of metal in both the first and second quarters. We expect that this issue will continue through the balance of the year,” said Stewart.

Electronic Materials and Devices Group (EMD)

EMD, which includes interface touch controls and sensor solutions, reported second quarter revenue of $0.4 million. Revenue consisted primarily of SensaTank™ and SensaSwitch™ shipments to the recreational vehicle market, and revenue associated with an exclusive supply agreement with Lear Corporation. For the first six months, sales were $0.7 million versus $0.1 million in the first half of last year, primarily for the same reasons.

“We are making solid progress in commercializing our field-effect technology, and we continue to have discussions with major strategic players that should help to accelerate the process,” said Stewart.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor’s SmallCap 600 Index.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: the company’s ability to successfully implement its restructuring and cost reduction plans and achieve the benefits it expects from these plans, net of estimated severance related costs; changes in the business environment (including the transportation, building and construction, electronics and durable goods industries); competitive factors (including changes in industry capacity); changes in laws, regulations, policies or other activities of governments, agencies and similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the favorable environment for companies to make acquisitions, (including regulatory requirements and market values of candidates); the stability of governments and business conditions inside and outside the U.S., which may affect a successful penetration of the company’s products; acts of war or terrorism; acceptance of brake damping materials, engine components and body panel laminate parts (Quiet Steel) by customers in North America and Europe; proceeds and charges from the potential sale or closing of facilities or other assets; increases in the prices of raw and other material inputs used by the company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more significant customers of the company; the risk of the successful development, introduction and marketing of new products and technologies (including products based on the touch sensor technology the company has licensed from TST); the anticipated marketing and research and development spending and the license fee payable to TST related to the switch/sensor business; the realization of the future value of the Lear Corporation agreement; results of discussions regarding EMD strategic alternatives; facility utilization and product mix at the Walbridge, Ohio facility, including the extent of ISG’s utilization; realization of the tax credit carryforward generated from the sale of Pinole Point Steel and other net operating loss carryforwards; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the company’s past and present manufacturing operations (including any risks, costs and penalties arising out of an enforcement action by the Illinois EPA and Illinois Attorney General related to the company’s Elk Grove Village facility and the Lake Calumet site); continuation of current interest rates; the successful shift of the company’s supply model for the disk drive market to a toll processing program, and other factors, risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission. MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Material Sciences through the Internet is available at www.matsci.com and www. financialrelationsboard.com

MATERIAL SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

	Three Months Ended August 31,			Six Months Ended August 31,
	2004	2003	Percent Change	2004	2003	Percent Change
Net Sales	$62,631	$55,899	12.0%	$133,118	$115,282	15.5%
Cost of Sales	49,418	47,588	3.8%	104,586	97,501	7.3%

Gross Profit	$13,213	$8,311	59.0%	$28,532	$17,781	60.5%
Selling, General and Administrative Expenses	11,226	9,061	23.9%	21,904	19,107	14.6%
Restructuring and Other Expenses	544	(1,951)	-127.9%	2,211	13	16907.7%

Income (Loss) from Operations	$1,443	$1,201	20.1%	$4,417	$(1,339)	-429.9%

Other (Income) and Expense:
Interest (Income) Expense, Net	$124	$678	-81.7%	$705	$1,523	-53.7%
Equity in Results of Joint Ventures	(35)	(26)	34.6%	(72)	240	-130.0%
Loss on Early Retirement of Debt	—	—	NM	4,205	—	NM
Other, Net	—	73	-100.0%	—	91	-100.0%

Total Other Expense, Net	$89	$725	-87.7%	$4,838	$1,854	160.9%

Income (Loss) from Continuing Operations Before Provision
(Benefit) for Income Taxes	$1,354	$476	184.5%	$(421)	$(3,193)	-86.8%
Provision (Benefit) for Income Taxes	616	155	297.4%	246	(1,284)	-119.2%

Income (Loss) from Continuing Operations	$738	$321	129.9%	$(667)	$(1,909)	-65.1%
Discontinued Operations:
Loss on Discontinued Operation - Pinole Point Steel (Net of Benefit for Income Taxes of $77, $87, $88 and $172, Respectively)	(115)	(125)	-8.0%	(135)	(248)	-45.6%

Net Income (Loss)	$623	$196	217.9%	$(802)	$(2,157)	-62.8%

Basic Net Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.05	$0.02	150.0%	$(0.05)	$(0.14)	-64.3%
Loss on Discontinued Operation - Pinole Point Steel	(0.01)	(0.01)	0.0%	(0.01)	(0.02)	-50.0%

Basic Net Income (Loss) Per Share	$0.04	$0.01	300.0%	$(0.06)	$(0.16)	-62.5%

Diluted Net Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.05	$0.02	150.0%	$(0.05)	$(0.14)	-64.3%
Loss on Discontinued Operation - Pinole Point Steel	(0.01)	(0.01)	0.0%	(0.01)	(0.02)	-50.0%

Diluted Net Income (Loss) Per Share	$0.04	$0.01	300.0%	$(0.06)	$(0.16)	-62.5%

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income (Loss) Per Share	14,282	13,953		14,237	13,915
Dilutive Shares	74	122		—	—

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	14,356	14,075		14,237	13,915

MATERIAL SCIENCES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	August 31, 2004	February 29, 2004
Assets
Current Assets:
Cash and Cash Equivalents	$2,665	$33,483
Restricted Cash	—	3,357

Total Cash, Cash Equivalents and Restricted Cash	2,665	36,840
Receivables, Less Reserves of $4,677 and $4,185, Respectively	33,946	40,386
Income Taxes Receivable	50	51
Prepaid Expenses	2,433	1,290
Inventories	38,065	31,217
Deferred Income Taxes	2,235	2,235
Assets Held for Sale	1,909	2,281

Total Current Assets	$81,303	$114,300

Property, Plant and Equipment	$238,614	$236,363
Accumulated Depreciation and Amortization	(161,553)	(155,696)

Net Property, Plant and Equipment	$77,061	$80,667

Other Assets:
Investment in Joint Ventures	$1,437	$1,399
Goodwill	1,319	1,319
Deferred Income Taxes	5,004	5,080
Other	1,228	1,189

Total Other Assets	$8,988	$8,987

Total Assets	$167,352	$203,954

Liabilities
Current Liabilities:
Current Portion of Long-Term Debt	$—	$36,944
Accounts Payable	22,396	20,723
Accrued Payroll Related Expenses	8,996	12,154
Accrued Expenses	6,741	6,190
Current Liabilities of Discontinued Operation, Net—Pinole Point Steel	522	414

Total Current Liabilities	$38,655	$76,425

Long-Term Liabilities:
Long-Term Debt, Less Current Portion	$8,168	$7,000
Other	9,406	9,551

Total Long-Term Liabilities	$17,574	$16,551

Shareowners' Equity
Preferred Stock	$—	$—
Common Stock	371	369
Additional Paid-In Capital	73,417	72,387
Treasury Stock at Cost	(46,528)	(46,528)
Retained Earnings	81,957	82,759
Accumulated Other Comprehensive Income	1,906	1,991

Total Shareowners' Equity	$111,123	$110,978

Total Liabilities and Shareowners' Equity	$167,352	$203,954

MATERIAL SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended August 31,		Six Months Ended August 31,
	2004	2003	2004	2003
Cash Flows From:
Operating Activities:
Net Income (Loss)	$623	$196	$(802)	$(2,157)
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in Operating Activities:
Discontinued Operation, Net - Pinole Point Steel	128	10,735	108	10,774
Loss on Discontinued Operation - Pinole Point Steel	115	125	135	248
Depreciation and Amortization	2,949	3,810	5,911	7,537
Provision (Benefit) for Deferred Income Taxes	408	(1,677)	(59)	(1,946)
Compensatory Effect of Stock Plans	112	137	122	604
Gain on Sale of Asset	-	-	-	(162)
Other, Net	(35)	(21)	27	251
Changes in Assets and Liabilities:
Receivables	10,049	1,684	6,890	(3,536)
Income Taxes Receivable	-	1,420	1	586
Prepaid Expenses	266	605	(1,143)	(912)
Inventories	(6,506)	941	(6,848)	(960)
Accounts Payable	1,577	(2,996)	1,673	(4,515)
Accrued Expenses	717	(1,588)	(2,784)	(6,657)
Other, Net	140	(2,057)	43	(1,258)

Net Cash Provided by (Used in) Operating Activities	$10,543	$11,314	$3,274	$(2,103)

Investing Activities:
Capital Expenditures	$(1,459)	$(852)	$(2,506)	$(2,233)
Acquisition, Net of Cash Acquired	-	-	-	(568)
Proceeds from Sale of Asset	-	-	-	679
Investment in Joint Ventures	-	-	-	(358)
Purchases of Marketable Securities	-	(35)	-	(35)
Proceeds from Sale of Marketable Securities	-	41	-	1,041
Other	(70)	50	(77)	11

Net Cash Used in Investing Activities	$(1,529)	$(796)	$(2,583)	$(1,463)

Financing Activities:
Payments of Debt	$(31,050)	$(11,391)	$(74,994)	$(11,558)
Proceeds under Line of Credit	19,900	-	39,218	-
Proceeds from Restricted Cash	-	-	3,357	-
Payments of Rights Redemption	-	-	-	(149)
Issuance of Common Stock	500	10	910	331

Net Cash Used in Financing Activities	$(10,650)	$(11,381)	$(31,509)	$(11,376)

Net Decrease in Cash	$(1,636)	$(863)	$(30,818)	$(14,942)
Cash and Cash Equivalents at Beginning of Period	4,301	29,801	33,483	43,880

Cash and Cash Equivalents at End of Period	$2,665	$28,938	$2,665	$28,938